Exhibit 11.2

New York Houston Salt Lake City Los Angeles San Juan Toll-Free: +1.877.343.3103 www.MangumLaw.Net
America’s Premier Securities Law Firm™

July 7, 2021

To the Manager(s) of

Mission First Capital LLC

16192 Coastal Highway

Lewes, Delaware 19958 USA

Re: Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to Mission First Capital LLC., a Delaware limited liability company (the “Company”), in connection with its filing of an Offering Statement on Form 1-A (as amended or supplemented, the “Offering Statement”) pursuant to Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of up to 500,000 of the Company’s Class G Interests and up to 500,000 of the Company’s Class L Interests (collectively, the “Interests”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Interests, when issued, delivered and paid for as described in the Offering Statement, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to Delaware law as of the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement, and to the reference to our firm under the heading “Interests of Named Experts and Counsel” in the Offering Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Mangum & Associates PC

Mangum & Associates PC